UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) November 1, 2006
FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (65) 6890-7188
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Named Executive Officer Compensation
On November 1, 2006, the Compensation Committee of the Board of Directors of Flextronics International Ltd. (the “Company”) approved a one-time discretionary contribution of approximately US$2,300,000 to the deferred compensation plan for Werner Widmann and approved certain amendments to the plan. The award, together with the other amounts in Mr. Widmann’s deferred compensation account, will be subject to the amended vesting schedule described below. Mr. Widmann is an executive officer of the Company and was a “Named Executive Officer” (as defined in Item 402(a)(2) of Regulation S-K) in the Company’s proxy statement for the 2006 Annual General Meeting of Shareholders.
The one-time discretionary contribution to Mr. Widmann’s deferred compensation plan will be funded in Euros at the prevailing exchange rate on the date of funding.
The amendments to Mr. Widmann’s deferred compensation plan (1) eliminated Mr. Widmann’s eligibility for yearly contributions to his deferred compensation account based on a percentage of his salary, and (2) changed the vesting schedule of the amounts in Mr. Widmann’s deferred compensation account to provide for vesting as follows: 10% of the total balance will vest on July 1, 2007; an additional 15% will vest on July 1, 2008; an additional 20% will vest on July 1, 2009; an additional 25% will vest on July 1, 2010; and the remaining unvested balance will vest on July 1, 2011, provided that Mr. Widmann continues to be employed by Multilayer Technology GmbH & Co. KG (a subsidiary of the Company) on the applicable vesting date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.
Date: November 7, 2006	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer